Exhibit 10

SECOND AMENDMENT TO THE PROGRESSIVE CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
(2010 Amendment and Restatement)

WHEREAS, The Progressive Corporation Executive Deferred Compensation Plan is currently maintained pursuant to a 2010 Amendment and Restatement and the First Amendment thereto (collectively, “Plan”); and

WHEREAS, it is deemed desirable to amend the Plan further; and

WHEREAS, these amendments confirm how the Plan provisions have been interpreted and administered by Company personnel consistently up to the present time;

NOW, THEREFORE, effective October 9, 2014, the Plan is hereby amended in the respects hereinafter set forth:

1.    The following definitions are hereby added to Article 1 of the Plan:

“1.37     “Annual Performance-Based Stock Award” means a Performance-Based Stock Award that is made once annually on the same date to substantially all Eligible Executives eligible to receive the Award under an Incentive Plan.
1.38    “Annual Time-Based Stock Award” means a Time-Based Stock Award that is made once annually on the same date to substantially all Eligible Executives eligible to receive the Award under an Incentive Plan.
1.39    “Annual Stock Award” means an Annual Performance-Based Stock Award or an Annual Time-Based Stock Award.
1.40    “Non-Annual Stock Award” means a Stock Award that is not an Annual Stock Award.”
2. Section 2.1 of the Plan is hereby amended and restated in its entirety to provide as follows:
“Each Eligible Executive may elect to defer receipt of all or a portion of his/her Gainsharing Award and/or the entirety of any of his/her Annual Stock Awards in respect of any Plan Year by completing a Deferral Agreement in such manner and in accordance with such procedures as the Committee shall establish from time to time. If a Gainsharing Award is payable in installments, each installment, whether or not payable in the same Plan year, shall be subject to the same Deferral Agreement. Any taxes or other amounts due with respect to any deferred Gainsharing Award or Annual Stock Award shall be paid by the Eligible Executive to the Company no later than the date specified by the Company. Non-Annual Stock Awards are not eligible to be deferred under the Plan.”

3.    Section 2.2 of the Plan is hereby amended and restated in its entirety to provide as follows:
“2.2 Deferral Agreement Provisions.

Each Deferral Agreement must satisfy all of the following requirements:

(a)    it must be in the form specified by the Committee;

(b)    it must be completed in such manner and in accordance with such procedures as the Committee shall establish from time to time: (i) as to each Gainsharing Award, prior to the Plan Year in which the Gainsharing Award will be earned, and (ii) as to each Annual Stock Award, prior to the Plan Year the Annual Stock Award is granted;

(c)    it must be irrevocable;

(d)    as to deferrals of Gainsharing Awards, it must apply to only one such Gainsharing Award;

(e) as to deferrals of Annual Stock Awards, it must apply to all Annual Time-Based Stock Awards granted during the Plan Year, all Annual Performance-Based Stock Awards granted during the Plan Year, or both;

(f)    as to deferrals of Gainsharing Awards, it must specify the percentage of the Eligible Executive's Gainsharing Award to be deferred, which percentage shall not be less than ten percent (10%). The same deferral percentage shall apply to each installment of a Gainsharing Award covered by the Deferral Agreement. However, a Deferral Agreement may provide for the deferral of a percentage of that portion of a Gainsharing Award that exceeds a specified gross dollar amount, which percentage shall not be less than ten percent (10%). Notwithstanding the preceding provisions of this Section 2.2(f), no Deferral shall be less than such dollar amount as the Committee may specify from time to time;

(g)    as to deferral of an Annual Stock Award, it must apply to the entirety of each Annual Time-Based Stock Award granted during the Plan Year, the entirety of each Annual Performance-Based Stock Award granted during the Plan Year, or both;

(h)    it must specify whether the balance of the Deferral Account to be established pursuant to that Deferral Agreement will be distributed in a lump sum, in three (3) annual installments, in five (5) annual installments, or in ten (10) annual installments;

(i)    it must specify the Fixed Deferral Period, if any, elected by the Eligible Executive pursuant to Section 2.3 of this Plan; and

(j)    it must contain such other provisions, conditions and limitations as may be required by the Company or the Committee.”

4.    Section 5.2 of the Plan is hereby amended and restated in its entirety to provide as follows:

“5.2    Investment Elections of Participants.

Each Participant shall make an investment election in the manner prescribed by the Committee, directing the manner in which his/her Deferrals shall be deemed to be invested. Each investment election must be made at the time the applicable Deferral Agreement is signed and may be changed upon notice to the Committee at any time prior to the deemed deposit of the applicable Deferral into one or more Investment Funds. Such elections and notices to the Committee must be made in such manner and in accordance with such procedures as the Committee shall establish from time to time. Each Participant may make a separate investment election for each of his/her Deferral Accounts. Each investment election shall specify that Deferrals shall be deemed to be deposited in one or more of the Investment Funds in percentages that are each an integral multiple of 1% and that in the aggregate equal 100% of the Deferral.”

5.    Except as expressly provided in this Amendment, the terms and provisions of the Plan shall remain entirely unchanged and continue in full force and effect.

IN WITNESS WHEREOF, the undersigned has hereunto caused this Amendment to be executed by its duly authorized representative on this 9th day of October, 2014.

THE PROGRESSIVE CORPORATION

By:

Title: